Exhibit 10.7

CYNTHIA Y. VALKO (CEO)

GLOBAL INDEMNITY LIMITED (Global Cayman)

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, on December 10, 2014 Global Indemnity plc (“GBLI”) and Cynthia Y. Valko entered into an agreement regarding Ms. Valko’s employment by GBLI in the capacity of Chief Executive Officer (the “Prior Employment Agreement”);

WHEREAS, GBLI entered into a Scheme of Arrangement with Global Cayman (the “Scheme”), which was consummated on November 7, 2016 (the “Effective Date”) and which resulted in the replacement of GBLI by Global Cayman as the ultimate parent holding company of the Global Indemnity group of companies and the exchange of GBLI ordinary shares for Global Cayman ordinary shares on a one-for-one basis;

WHEREAS, effective as of the Effective Date, Global Cayman and Ms. Valko have agreed to enter into a new agreement regarding Ms. Valko’s continued employment by Global Cayman in the capacity of Chief Executive Officer, which agreement is structured so as to preserve generally the operative provisions of the Prior Employment Agreement and to make other desired and/or clarifying changes as set forth herein:

POSITION & TITLE:	Chief Executive Officer (“CEO”) of Global Cayman, reporting to the Chairman of the Board of Directors of Global Cayman.

TERM:	Effective Date through December 31, 2017.

BASE SALARY:	Not less than $600,000 per calendar year (prorated for any partial employment period).

ANNUAL BONUS OPPORTUNITY:	Not less than $600,000 target bonus, payable 50% in cash (“Cash Bonus”) and 50% in restricted shares (“Bonus Shares”), with the bonus amount determination to be based on the achievement of Board approved annual underwriting income, premium volume, and underwriting profitability targets (with true-up), as determined by the Board in its sole discretion and subject to CEO’s continued employment with Global Cayman and/or its subsidiaries through (i) the bonus payment date with respect to the Cash Bonus and (ii) the Bonus Share grant date with respect to the Bonus Shares. Any Cash Bonus will be payable under and subject to the terms of Global Cayman’s Annual Incentive Awards Program. Any Bonus Shares will be granted under and subject to the terms of Global Cayman’s Share Incentive Plan and any ancillary agreements thereunder. Such Bonus Shares will vest 1/3 on each anniversary of the grant date subject to CEO’s continued employment with Global Cayman and/or its subsidiaries through each such vesting date and subject to accident year true-up of bonus year underwriting results as of the 3rd anniversary of grant.

STOCK OPTIONS:

CEO holds a vested stock option award to purchase up to 300,000 Class A ordinary shares of Global Cayman, which was originally granted pursuant to the terms of that certain Executive Employment Term Sheet between CEO and GBLI dated September 12, 2011. CEO also holds a stock option award to purchase up to 300,000 Class A ordinary shares of Global Cayman, which was reflected in the Prior Employment Agreement.

These awards were assumed by Global Cayman upon consummation of the Scheme (the “Close”) and continue to be subject to same terms and conditions thereof in effect immediately before the Close, including, but not limited to, the exercise price, vesting or acceleration of vesting requirements, as described below, or forfeiture requirements, except that all references to GBLI in the related agreements evidencing the awards have been changed to references to Global Cayman and the awards now cover Global Cayman Class A ordinary shares rather than GBLI shares.

Any outstanding unvested stock option awards held by CEO will vest in full upon a Change of Control. For this purpose, a “Change of Control” means (i) the acquisition of all or substantially all of the assets of Global Cayman by a “person” (as such term is defined in Section 3(a)(9) of the U.S. Securities Exchange Act of 1934 and as such term is used in Section 13(d)(3) and 14(d)(2) of such Act) or a group of “persons” which is not an affiliate of Fox Paine & Company, LLC, the members thereof, or Fox Paine Capital Fund II, L.P. (an “Unaffiliated Person”), (ii) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Global Cayman after which the resulting entity is controlled by an Unaffiliated Person, or (iii) the acquisition by an Unaffiliated Person of sufficient voting shares of Global Cayman to cause the election of a majority of Global Cayman’s Board members.

EMPLOYEE BENEFITS:	During the term of CEO’s employment with Global Cayman, CEO is entitled to participate in all existing and future employee benefit plans (e.g. pension and retirement, savings, medical, health and accident, life, disability) that are available to other senior executives of Global Cayman and will be provided with four weeks paid vacation annually. Global Cayman reserves the right to cancel or change the benefit plans it offers to its senior executives and other employees at any time, subject to the terms of the plans.

TERMINATION:	CEO’s employment with Global Cayman is terminable at the discretion of the Board in which event CEO shall receive as severance an amount equal to one month of Base Salary (as in effect immediately prior to the termination date) for each 12 months of employment (prior to the termination date), unless such termination is by reason of the occurrence of a Cause Event (as defined below), with such amount payable in a lump sum cash payment on the 60th date following the date of CEO’s termination date (the “Release Deadline”), provided that such payment shall be subject to CEO providing an executed general release of claims in a form reasonably satisfactory to Global Cayman (a “Release”) and not revoking such Release within any legally applicable revocation period. If the Release does not become effective and irrevocable by the Release Deadline, CEO will forfeit any rights to the severance payment described above. In addition, in the event CEO voluntarily terminates her employment for any reason, she shall not be entitled to the severance payment described above.

CAUSE EVENT:	A “Cause Event” means: (i) conduct of CEO constituting malfeasance, incompetence, gross misconduct, gross negligence, fraud, dishonesty, (ii) CEO is officially charged with or indicted for a felony criminal offense involving moral turpitude, (iii) CEO fails to follow the lawful written instructions of the Board (including a committee thereof or the Chairman thereof), or (iv) substantive violation by CEO of Global Cayman governance, code of conduct, conflict of interest, or similar Global Cayman policies applicable to all employees or senior executives.

DISPUTES GOVERNING LAW:	Any disputes shall be resolved by arbitration in Philadelphia, Pennsylvania. The governing law shall be that of New York. The arbitration shall be conducted by a single arbitrator selected by the parties in accordance with the JAMS Employment Arbitration Rules & Procedures pertaining at the time the dispute arises. Any arbitration will be conducted on a strictly confidential basis. This agreement to arbitrate and any arbitration hereunder will be interpreted and conducted in all manners necessary to ensure its enforceability.

TAXES/ WITHHOLDING	Global Cayman shall make such deductions and withhold such amounts from each payment made to CEO hereunder as may be required from time to time by law, governmental regulation or order. CEO shall be entitled to reimbursement for any penalty taxes that may be imposed on her in respect of Sections 409A or 457A of the U.S. Internal Revenue Code of 1986, as well as any state, federal or local income or employment taxes imposed on such reimbursement.

SECTIONS 409A AND 457A	It is the intent of the parties that all payments and/or other benefits provided under this agreement be exempt from or otherwise comply with Section 409A of the U.S. Internal Revenue Code, as amended (the “Code”) and the regulations and official guidance issued thereunder, as each may be amended from time to time (collectively, “Section 409A”), and be exempt from the requirements of Section 457A of the Code and the regulations and official guidance issued thereunder, as each may be amended from time to time (collectively, “Section 457A”), so that none of the payments or other benefits provided hereunder will be subject to any adverse tax consequences of Section 409A or Section 457A.

Notwithstanding anything to the contrary herein, to the maximum extent permitted, this agreement shall be interpreted and administered consistent with such intent so as to provide for exemption or compliance with Section 409A and to provide for exemption from Section 457A.

With respect to any taxable reimbursements or in-kind benefits provided to CEO by Global Cayman (i) all such reimbursements of eligible expenses shall be made on or prior to the last day of the CEO’s taxable year immediately following the taxable year in which such expenses were incurred, (ii) any right to such reimbursement shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of any such reimbursement or in-kind benefit provided in any taxable year of the CEO shall not affect in any way the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Further, if and to the extent Section 457A would otherwise impose taxation on any payments or benefits hereunder, such payments or benefits will be made no later than twelve months after the end of the taxable year of the “service recipient” (within the meaning of Section 457A) during which the right to the payment or benefit is first no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 457A) (or such later date as permitted by Section 457A).

Each payment or other benefit provided hereunder is intended to constitute a separate payment for purposes of Sections 409A and 457A.

OTHER MATTERS:	Except as otherwise set forth herein, this agreement incorporates and supersedes all prior agreements among the parties relating to CEO’s employment by Global Cayman or its predecessor. This agreement may only be amended, the provisions hereof may only be waived, and consents hereunder shall only be effective if the amendment, waiver, or consent is evidenced by a written document that is physically signed by CEO and Global Cayman.

IN WITNESS WHEREOF, the parties have executed this agreement as of the Effective Date.

GLOBAL INDEMNITY LIMITED

By:	/s/ Thomas M. McGeehan

Name:	Thomas M. McGeehan
Title:	Chief Financial Officer

/s/ Cynthia Y. Valko
Name: Cynthia Y. Valko